Exhibit 10.3
AMENDMENT 2007-1
to the
NORDSTROM 401(k) PLAN & PROFIT SHARING
(2004 Restatement)
The Nordstrom 401(k) Plan & Profit Sharing (the “Plan”) is hereby amended pursuant to Plan sections 13.1-2 and 13.1-3 to modify the eligibility requirements for Elective Deferrals and Catch-up Contributions, to add designated Roth contributions, to exclude certain members of the Nordstrom family from eligibility for Employer Profit Sharing Contributions, to modify the administration of unclaimed benefits, to permit “in kind” distributions of non-publicly traded securities, and to make other technical and administrative changes. The provisions of this Amendment 2007-1 are effective immediately, except as otherwise provided herein.
1. Section 4.1-2 Elective Deferrals Contributions. is replaced in its entirety with the following to change the eligibility requirements for Eligible Employees hired on or after March 1, 2007:
     “4.1-2 Elective Deferral Contributions. An Eligible Employee with an Employment Commencement Date on or after March 1, 2007 begins participation for purposes of making Elective Deferrals and designated Roth contributions (including Catch-up Contributions, if applicable) immediately upon his or her Employment Commencement Date. An Eligible Employee with an Employment Commencement Date before March 1, 2007 begins participation for purposes of making Elective Deferrals (including Catch-up Contributions, if applicable) on the first day of the calendar month coinciding with or next following three (3) continuous months of employment.”
2. Section 5.1-4 Forfeitures. is replaced in its entirety with the following to clarify existing administrative practice:
     “5.1-4 Forfeitures. To the extent not used to restore amounts previously forfeited under section 10.8-2, forfeitures under section 8.3 for the then completed Plan Year shall be used to first reduce the Employer Matching Contribution obligation under section 5.3 and, to the extent there is any excess after the allocation of Employer Matching Contributions, the excess shall be used to reduce Employer Profit Sharing Contributions under section 5.1.”
3. Section 5.1-7 Nordstrom Family Member Allocation Restrictions is added as follows to exclude certain Nordstrom family members from eligibility to receive Employer Profit Sharing Contributions:
     “5.1-7 Nordstrom Family Member Allocation Restrictions. Effective for Plan Years beginning on and after January 1, 2007 and notwithstanding anything in section 5.1 to the contrary, any Participant who is both a Nordstrom family member and is reported as a “named executive officer” in the Summary Compensation Table of the Company’s Proxy Statement filed with the U. S. Securities and Exchange Commission for the Company’s fiscal year ending during the Plan Year shall not share in the Employer Profit Sharing Contribution allocation for that Plan Year, unless required by section 12.4 if the Plan is top heavy.”
4. Section 5.2A Designated Roth Contributions is added to the Plan as follows effective September 1, 2007:
     “5.2A Designated Roth Contributions.
     5.2A-1 Designation of Contributions. Beginning September 1, 2007, each Participant may make designated Roth contributions to the Plan. A designated Roth contribution is an Employee Contribution that is (a) designated irrevocably by the Participant at the time of deferral as a designated Roth contribution; (b) made in lieu of all or a portion of the pre-tax Elective Deferral Contributions the Participant is otherwise eligible to make under the Plan; (c) treated by the Employer as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not contributed the amount to the Plan. The Plan provisions set forth in 5.2-1 and 5.2-4 shall apply to designated Roth contributions by substituting “designated Roth contribution” for “Elective Deferral Contribution” each place that the latter term appeals. In addition, designated Roth contributions are eligible for treatment as Catch-Up Contributions for Participants who will have attained age 50 by the last day of the calendar year in which the contribution is made.
     5.2A-2 Separate Accounting. Designated Roth contributions, and gains, losses, and other credits or charges will be credited and debited to a separate designated Roth contributions account maintained for each Participant. No contributions other than designated Roth contributions (including designated Roth rollover contributions) and properly attributable earnings will be credited to each Participant’s designated Roth contributions account.
     5.2A-3 Correction of Excess Amounts. In case it is necessary to make a distribution to a Participant due to a failure of the Plan to pass the ADP test set forth in 6.8, due to an excess deferral under Code Section 402(g), or due to an excess annual addition under Code Section 415(c), the Plan first will distribute a Participant’s pre-tax Elective Deferral Contributions plus earnings for the Plan Year and will distribute designated Roth contributions only to the extent necessary after distribution of the Elective Deferral Contributions. If the Plan re-characterizes and retains excess Elective Deferral Contributions that are treated as Catch-up Contributions in order to satisfy the ADP test, the Plan shall first re-characterize designated Roth contributions as Catch-up Contributions and shall then re-characterize pre-tax Elective Deferral Contributions, up to the limit for Catchup Contributions in effect for the applicable Plan Year. If it is necessary to make a corrective distribution of designated Roth contributions, earnings attributable to the corrective distribution of designated Roth contributions shall be distributed to the same
Amendment 2007-1
Nordstrom 401(k) Plan & Profit Sharing

extent that a distribution of earnings on Elective Deferral Contributions would be required to effect a full corrective distribution of Elective Deferral Contributions.”
5. Section 5.8-5 Designated Roth Rollover Contributions is added to the Plan effective September 1, 2007 as follows:
“5.8-5 Designated Roth Rollover Contributions. Beginning September 1, 2007, the Plan will accept a rollover contribution to a Participant’s designated Roth contributions account only if it is a direct rollover from another Roth contributions account under an applicable retirement plan described in Code Section 402A(e)(l) and only to the extent the rollover is permitted under the rules of Code Section 402(c). The rollover contribution will be accounted for in the Participant’s designated Roth contributions account and not as part of the Participant’s Rollover Account.”
6. Section 6.5 Forfeiture Suspense Account is replaced in its entirety with the following to clarify existing administrative practice:
     “6.5 Forfeiture Suspense Account.
     6.5-1 Assets Pending Allocation. Any amounts forfeited pursuant to sections 8.2, 8.3 or 10.8 shall be held in an account to be known as the “forfeiture suspense account” until allocated pursuant to section 6.5-3.
     6.5-2 Investment of the Forfeiture Suspense Account. The forfeiture suspense account referred to in this section shall be invested in a liquid form of investment as determined appropriate by the Company.
     6.5-3 Allocation of Forfeitures held in the Forfeiture Suspense Account. The forfeiture suspense account will be used first to restore any previously forfeited amounts under section 10.8-2, and then to reduce Company contributions as provided under section 5.1-4.”
7. Section 9.7 Hardship Withdrawals is amended by adding the following subsection 9.7-8, effective September 1, 2007:
“9.7-8 Designated Roth Contributions Not Eligible. No portion of the designated Roth contributions account shall be eligible for hardship withdrawal.”
Amendment 2007-1
Nordstrom 401(k) Plan & Profit Sharing

8. Section 10.4 Form of Payment is replaced in its entirety with the following to permit “in kind” distributions of non-publicly traded securities and to conform the Plan to existing administrative practice:
     “10.4 Form of Payment.
     10.4-1 Cash Payment. Except as provided in section 10.4-2, all distributions from the Plan shall be made in the form of cash.
     10.4-2 In-Kind Distributions. In the following circumstances, the Plan shall make an in-kind distribution of benefits.
     (a) Company Stock. If the Participant’s Plan account holds fifty (50) or more shares of Company stock and the Participant or beneficiary requests an in-kind distribution of the shares, the Administrator shall instruct the Trustee to distribute the shares in lieu of their cash equivalent, in a manner that is consistent with the rules set forth in 1.02-2(f) of the Nordstrom Retirement Plan Participant Investment Appendix.
     (b) Non-Marketable Security. If the Participant’s Plan account holds a security that is not publicly traded on an established securities market (i.e., a non-publicly traded security) at the time that the Participant or beneficiary requests a distribution, the Administrator shall instruct the Trustee to make an in-kind distribution of such non-publicly traded security, in lieu of cash.
     (c) Insurance. If a Participant has elected to have a portion of his or her Plan account invested in insurance in accordance with Article VII and whether or not any such policy is in force at the time of the distribution to the Participant, the aggregate of the premiums paid for the policy or policies on his or her life shall be deducted from the amount of his or her vested interest and any policy or policies then in effect on his or her life shall be distributed to him or her as a part of his or her vested interest.”
9. Section 10.6 Partial Withdrawals is amended by adding the following sentence at the end of the section to address distribution of designated Roth contributions, effective September 1, 2007:
“Amounts in a Participant’s designated Roth contributions account are not eligible for partial withdrawals.”
10. Section 10.7 Rollovers is amended by adding the following subsection to address rollovers of accounts holding designated Roth contributions, effective September 1, 2007:
Amendment 2007-1
Nordstrom 401(k) Plan & Profit Sharing

“10.7-3 Rollover of Designated Roth Contributions. A direct rollover of a distribution from a Participant’s account attributable to designated Roth contributions under the Plan can be made only to a designated Roth contributions account under an applicable retirement plan described in Code Section 402A(e)(l) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c).”
11. Section 10.8 Forfeiture of Unclaimed Benefits is replaced in its entirety with the following to change existing administrative practice with respect to missing Participants and beneficiaries:
     “10.8 Administration of Unclaimed Benefits.
     10.8-1 Forfeiture of Unclaimed Benefits. If at, after, or during the time when a benefit is payable to any Participant or beneficiary, the Administrator, upon request of the Trustee or at its own instance, mails to the Participant or beneficiary at his or her last known address, a written demand for his or her then address, or for satisfactory evidence of his or her continued life, or both, and, if the Participant or beneficiary fails to furnish the information to the Administrator within thirty (30) days from the mailing of the demand, then the benefit shall be forfeited and held in the forfeiture suspense account under section 6.5, subject to restoration under section 10.8-2, below.
     10.8-2 Restoration of Unclaimed Benefits. If a Participant or beneficiary whose benefit has been forfeited under section 10.8-1 above thereafter is located and requests payment of such benefits, and if the Plan has not terminated (or if the Plan has been terminated, all benefits have not yet been distributed), then the benefit of such Participant or beneficiary shall be restored, without any adjustment for investment earnings through the restoration date. The Administrator shall restore the benefit using the forfeiture suspense account pursuant to section 6.5-3. However, if any such unclaimed benefit has not been restored by the time the Plan terminates and all benefits are distributed, the forfeiture of such unclaimed benefit will be irrevocable.”
12. Section 13.3-2 Committee Composition is replaced in its entirety with the following to clarify existing Committee eligibility rules:
     “13.3-2 Committee Composition. The Committee shall be composed of three (3) or more members. Membership in the Committee is limited to individuals who are officers, directors, former directors or Employees of the Company.”
13. Section 13.3-5 Vacancies is replaced in its entirety with the following to clarify the procedures in place for the removal of Committee members:
Amendment 2007-1
Nordstrom 401(k) Plan & Profit Sharing

     “13.3-5 Vacancies. Any member of a Committee may resign on thirty (30) days’ advance written notice. Any member of a Committee may be removed from the Committee by the Board with or without cause. Removal of a Committee member does not require notice to be effective. Any Committee member who is an Employee but is not also an officer, director, or former director of the Company shall automatically cease to be a Committee member effective upon the date such individual ceases to be an Employee of the Company. All Committee vacancies shall be filled as soon as reasonably practicable. Until a new appointment is made, the remaining members of the Committee shall have authority to act although less than a quorum.”
14. The Participant Investment Direction Appendix to the Plan is amended by adding subsection (b)(7) to Section 1.02-3 Self-Directed Brokerage, as follows:
“(7) Unless and until the recordkeeper of the SDBAs is able to separately account for contributions by source, designated Roth contributions are not eligible for investment in a Participant’s SDBA. The reason for this restriction is that designated Roth contributions (and investment gains attributable to designated Roth contributions) are subject to different tax treatment than Participant before-tax and Employer contributions to the Plan. Until the recordkeeper is able to separately account for designated Roth contributions, there is no way to accurately apply the different tax treatment if amounts are transferred between a Participant’s SDBA and the Plan’s core investment funds. This restriction shall lapse without the need for further amendment to this Appendix when the Plan Administrator is satisfied that the SDBA recordkeeper is able to separately account for designated Roth contributions by source.”
* * * *
IN WITNESS WHEREOF, pursuant to proper authority, this Amendment 2007-1 has been executed on behalf of the Company by its Executive Vice President, Corporate Human Resources & Diversity Affairs, this 21 day of June, 2007.

Attest:		NORDSTROM, INC.

By:	/s/ Chris Brust	By:	/s/ Delena Sunday

Delena Sunday

Title:	Stock & Retirement Plan Lead		Executive Vice President,
Corporate Human Resources &
Diversity Affairs
Amendment 2007-1
Nordstrom 401(k) Plan & Profit Sharing